Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FIRST QUARTER FISCAL 2014
ENDS WITH 17% INCREASE IN NET INCOME

Monett, MO, November 5, 2013 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced first quarter fiscal 2014 results with a 9% increase in revenue, an increase of 11% in gross profit and a 17% increase in net income over the first quarter of fiscal 2013.
For the quarter ended September 30, 2013, the company generated total revenue of $295.7 million compared to $271.0 million in the same quarter a year ago. Gross profit increased to $128.7 million from $115.9 million in the first quarter of last fiscal year. Net income in the current quarter was $49.8 million, or $0.58 per diluted share, compared to $42.5 million, or $0.49 per diluted share in the same quarter a year ago.
According to Jack Prim, CEO, “We are pleased to again announce record revenue and earnings for the quarter driven by strong organic revenue growth. Continued strong sales performances in all three of our marketed brands fueled the growth in revenue and the record revenue backlog."
Operating Results
“Our support and services line of revenue, which currently represents 91% of our total revenue, continues to drive our overall revenue growth,” stated Tony Wormington, President. “Support and Services revenue grew organically 10% in the quarter compared to the prior year quarter. Electronic payments continues to lead the way within this line of revenue with 15% growth in the quarter, followed closely by the growth in our OutLink (data and item processing) offering with 14% growth. The growth in our OutLink offering is driven by both new core sales, which the majority elects the outsourced delivery model; and the continued movement of our existing in-house customer electing to migrate to the outsourced delivery model.”

License revenue for the first quarter decreased to $11.8 million, or 4% of first quarter total revenue, from $12.9 million, or 5% of first quarter total revenue a year ago. Support and service revenue increased 10% to $269.5 million, or 91% of total revenue in the first quarter of fiscal 2014 from $244.6 million, or 90% of total revenue for the same period a year ago. Within support and service revenue, electronic payment services (which include ATM/debit/credit card transaction processing, bill payment, remote deposit capture and ACH transaction processing services) had the largest growth of $14.3 million or 15% in the first quarter compared to the same quarter a year ago. Hardware sales in the first quarter of fiscal 2014 increased 6% to $14.3 million, from $13.6 million in the first quarter of last fiscal year. Hardware revenue was 5% of total revenue in both periods.
Cost of sales for the first quarter increased 8% to $166.9 million from $155.1 million in the first quarter of fiscal 2013. Gross profit increased 11% to $128.7 million for the first quarter this fiscal year from $115.9 million last year. Gross margin was 44% for the first quarter, compared to 43% in the same period last year.
Gross margin on license revenue for the first quarter of fiscal 2014 was 88% compared to 92% in the first quarter of fiscal 2013. The change in license gross margin is a result of fluctuations in the sales mix of products delivered. Support and service gross margin was 43% in the first quarter of fiscal 2014, up from 41% in the first quarter of fiscal 2013. Hardware gross margins increased for the first quarter at 24% compared to 22% for the same quarter last year.
Operating expenses increased 6% in the first quarter of fiscal 2014 compared to the same quarter a year ago primarily due to increased selling and marketing expenses. Selling and marketing expenses increased 6% in the current year first quarter to $21.5 million, or 7% of total revenue, from $20.2 million, or 7% of prior year first quarter revenue. Research and development expenses increased 7% to $15.7 million, or 5% of total revenue, from $14.6 million, or 5% of total revenue, for the first quarter in fiscal 2013. General and administrative costs increased 5% in the current year first quarter to $14.3 million, or 5% of total revenue, from $13.6 million, or 5% of total revenue, in the first quarter of fiscal 2013.
Operating income increased 15% to $77.3 million, or 26% of first quarter revenue, compared to $67.5 million, or 25% of revenue in the first quarter of fiscal 2013. Provision for income taxes increased 15% in the current first quarter compared to the same quarter in fiscal 2013 and is 35.5% of income before income taxes this quarter compared to 36.0% of income before income taxes for the same period in fiscal 2013. The tax rate was lower due primarily to the effect of the Research and Experimentation Credit not being retroactively extended until January 2013. First quarter net income totaled $49.8 million, or $0.58 per diluted share, compared to $42.5 million, or $0.49 per diluted share in the first quarter of fiscal 2013.
According to Kevin Williams, CFO, "Our margins improved slightly as we constantly focus on cost control and continue leveraging our infrastructure primarily through our electronic payments and outsourcing models, which combined make up 56% of our total revenue. Also, with 80% of our total revenue being considered recurring revenue, due to the nature of the contract, along with our current strong backlog position, it provides us very good visibility into future periods."

JKHY First Quarter Net Income Increases 17%
November 5, 2013

For the first quarter of 2014, the bank systems and services segment revenue increased 9% to $221.0 million from $202.4 million in the same quarter last year. Gross margin was 42% in both the current and prior year fiscal quarters. The credit union systems and services segment revenue increased 9% to $74.7 million with a gross margin of 47% for the first quarter of 2014 from $68.6 million and a gross margin of 44% in the same period a year ago.
Balance Sheet, Cash Flow, and Backlog Review
At September 30, 2013, cash and cash equivalents decreased to $181.8 million from $223.7 million at September 30, 2012. Trade receivables increased to $152.6 million from $136.8 million a year ago. Current and long term debt decreased from $132.7 million a year ago to $18.0 million at September 30, 2013 primarily due to the full repayment on the term loan in the fourth quarter of fiscal 2013. Deferred revenue increased to $252.4 million at September 30, 2013, compared to $247.6 million a year ago. Stockholders' equity increased 9% to $1,104.8 million at September 30, 2013, compared to $1,016.0 million a year ago.
Backlog increased 19% at September 30, 2013 to $503.1 million ($116.9 million in-house and $386.3 million outsourcing) from $423.4 million ($92.2 million in-house and $331.2 million outsourcing) at September 30, 2012 Backlog increased 1% when compared to June 30, 2013, which was $498.8 million ($105.8 million in-house and $393.0 million outsourcing).
Cash provided by operations totaled $97.7 million in the current year compared to $101.8 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Three Months Ended September 30,
	2013	2012
Net income	$49,788	$42,475
Non-cash expenses	29,610	29,655
Change in receivables	78,489	81,478
Change in deferred revenue	(52,165)	(48,392)
Change in other assets and liabilities	(8,032)	(3,367)
Net cash provided by operating activities	$97,690	$101,849
Cash used in investing activities for fiscal 2014 of $21.9 million included capital expenditures of $7.4 million, capitalized software development of $14.1 million, and $3.2 million for internal use software. Cash used in investing activities for fiscal 2013 was $18.5 million included capital expenditure on facilities and equipment of $6.8 million and $11.6 million for the development of software.
During fiscal 2014, net cash used in financing activities for the current fiscal year is $21.9 million and includes repayments on our credit facilities of $2.8 million, payment of dividends of $17.1 million and $2.0 million related to stock option exercises. Net cash used in financing activities for the prior fiscal year was $17.0 million and includes repayments on our credit facilities of $5.7 million, payment of dividends of $9.9 million and purchases of treasury shares totaling $4.8 million. Cash used in financing activities was partially offset by net proceeds of $3.4 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.
About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve more than 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on November 6, 2013; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY First Quarter Net Income Increases 17%
November 5, 2013

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended September 30,		% Change
	2013	2012
REVENUE
License	$11,779	$12,864	(8)%
Support and service	269,544	244,585	10%
Hardware	14,338	13,552	6%
Total	295,661	271,001	9%
COST OF SALES
Cost of license	1,412	1,077	31%
Cost of support and service	154,583	143,418	8%
Cost of hardware	10,941	10,578	3%
Total	166,936	155,073	8%
GROSS PROFIT	128,725	115,928	11%
Gross Profit Margin	44%	43%
OPERATING EXPENSES
Selling and marketing	21,458	20,189	6%
Research and development	15,673	14,645	7%
General and administrative	14,250	13,578	5%
Total	51,381	48,412	6%
OPERATING INCOME	77,344	67,516	15%
INTEREST INCOME (EXPENSE)
Interest income	131	187	(30)%
Interest expense	(280)	(1,341)	(79)%
Total	(149)	(1,154)	(87)%
INCOME BEFORE INCOME TAXES	77,195	66,362	16%
PROVISION FOR INCOME TAXES	27,407	23,887	15%
NET INCOME	$49,788	$42,475	17%
Diluted net income per share	$0.58	$0.49
Diluted weighted average shares outstanding	85,854	86,605

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)	September 30,		% Change
	2013	2012
Cash and cash equivalents	$181,787	$223,688	(19)%
Receivables	152,624	136,827	12%
Total assets	1,615,142	1,602,684	1%

Accounts payable and accrued expenses	$66,078	$57,993	14%
Current and long term debt	17,990	132,705	(86)%
Deferred revenue	252,432	247,608	2%
Stockholder's Equity	1,104,781	1,016,015	9%